Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 30, 2012, relating to the consolidated financial statements and financial statement schedule of Courier Corporation and subsidiaries, and the effectiveness of Courier Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Courier Corporation for the year ended September 29, 2012.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 22, 2013